Exhibit 99.1



         Party City Corporation Announces Sales Results for Fiscal 2006 First Quarter; Same-Store Net Sales Rise 1.8% as Both Seasonal
             and Non-Seasonal Categories Show Positive Comparisons


     ROCKAWAY, N.J.--(BUSINESS WIRE)--Oct. 10, 2005--Party City Corporation (Nasdaq: PCTY), America's largest party goods chain, today announced its sales results for the first fiscal quarter ended October 1, 2005, as compared to the prior fiscal year period ended October 2, 2004.
     Same-store net sales for Company-owned stores increased 1.8% in the first quarter of fiscal 2006 as compared with the first quarter of fiscal 2005. This improvement reflected an increase of 1.5% in same-store net sales of non-seasonal merchandise and a 2.0% rise in same-store net sales of seasonal merchandise. Same-store net sales for franchise stores increased 1.8% comparing the first quarters of fiscal 2006 and 2005.
     Total net sales for Company-owned stores were $100.6 million for the first quarter of fiscal 2006, increasing 2.0% as compared with $98.6 million in the first quarter of fiscal 2005. In addition to the growth in same-store net sales, this increase also reflected the opening of 10 temporary Halloween stores operated under the new Halloween Costume Warehouse brand late in the first quarter of fiscal 2006. Total chain-wide net sales (which include aggregate sales for Company-owned and franchise stores) were approximately $205.0 million for the first quarter of fiscal 2006, an increase of 1.4% compared with $202.3 million in the first quarter of fiscal 2005.

     Company Comment

     Party City noted that these results represented its first quarterly increase in same-store net sales after six consecutive quarters of negative comparisons to prior year periods. The Company said that several key initiatives, including recent changes in advertising and promotional activities, as well as the prior introduction of new merchandise assortments and reconfigured store layouts, are creating momentum and a positive customer response. In the near term, the Company is sharply focused on driving sales during the important Halloween season. For fiscal 2006 overall, a major priority is to achieve positive same-store net sales comparisons on a consistent basis through increased customer traffic and a higher average transaction.

     Summary Information



                                          Quarter ended
                                    --------------------------
($ in millions)                       October 1,   October 2,
                                      ----------   ----------
                                        2005          2004
                                    ------------  ------------
Total chain-wide net sales              $205.0         $202.3
------------------------------------

Company-owned stores:
------------------------------------
 Net sales                              $100.6          $98.6
 Same-store sales                          1.8%          (5.2%)
 Number of Company-owned stores,
  end of period                            249            249

Franchise stores:
------------------------------------
 Same-store sales                          1.8%          (2.9%)
 Number of franchise stores,
  end of period                            254            259


     Party City Corporation is America's largest party goods chain. Party City currently operates 249 Company-owned stores and has 254 franchise stores in the United States and Puerto Rico. To learn more about Party City, visit the Company's website at http://www.partycity.com.

     As previously announced on September 27, 2005, Berkshire Partners LLC and Weston Presidio, through their holding company AAH Holdings Corporation, have entered into a definitive agreement to acquire Party City for a purchase price per Party City share of $17.50 in cash. The acquisition is expected to close by the end of 2005 or the beginning of 2006, subject to receipt of debt financing, approval by Party City's shareholders and other customary conditions, including regulatory approvals. All parties desiring details regarding the conditions of this transaction are urged to review the contents of the definitive agreement filed on Form 8-K and available on the Securities and Exchange Commission website at www.sec.gov. Investors and security holders also are urged to read carefully the Proxy Statement to be filed by Party City in connection with the transaction when it becomes available. Free copies of the Proxy Statement and other documents filed with the SEC by Party City will be available through the aforementioned SEC web site, as well as by accessing the "Investor Relations" section of the Party City website at www.partycity.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the effect of price and product competition in the party goods industry in general and in our specific market areas, our ability to anticipate customer demand for products and to design and develop products that will appeal to our customers, our ability to open new stores successfully and/or to identify, execute and integrate acquisitions and to realize synergies, the availability and terms of capital to fund capital improvements, acquisitions and ongoing operations, our ability to manage successfully our franchise program, our ability to improve our fundamental business processes and reduce costs throughout our organization, our ability to attract and retain qualified personnel, changes in costs of goods and services and economic conditions in general. In addition, there are certain risks and uncertainties related to the proposed merger, including: the ability to consummate the proposed transaction due to the failure to obtain stockholder approval, the failure of the acquirer to consummate the necessary debt financing arrangements set forth in a commitment letter received by the acquirer or the failure to satisfy other conditions to the closing of the proposed transaction, the ability to recognize the benefits of the transaction, intense competition in Party City's industry and changes in government regulation. Please see our filings with the Securities and Exchange Commission for a more complete discussion and analysis of these and other risks and uncertainties. You are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release, and we have no obligation or intention to update or revise such forward-looking statements.


    CONTACT: Party City
             Gregg Melnick, 973-453-8780
             or
             Comm-Counsellors, LLC
             Edward Nebb, 203-972-8350